Exhibit 10.2

                                 SUMMARY REPORT

                                     ON THE

                            VENUS MOLYBDENUM PROPERTY

                               BRITANNIA BEACH, BC

                                NOVEMBER 30, 2006

                                       By:

                           Greg Thomson B.Sc., P.Geo.
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

EXECUTIVE SUMMARY                                                             1

1.0 INTRODUCTION                                                              2

     1.1 Terms of Reference                                                   2

     1.2 Location and Access                                                  3

     1.3 Topography, Climate, Vegetation                                      4

     1.4 Property Status                                                      5

     1.5 Previous Work                                                        5

2.0 GEOLOGICAL OVERVIEW                                                       7

     2.1 Regional Geology                                                     7

     2.2 Property Geology                                                     8

3.0 CONCLUSIONS AND RECOMMENDATIONS                                           9

4.0 REFERENCES                                                               10

5.0 STATEMENTS OF QUALIFICATIONS                                             11

FIGURES

1. Venus Molybdenum Property BC Location Map                                  2

2. Venus Molybdenum Property Regional Location Map                            3

3. Venus Molybdenum Property Map                                              4

4. Venus Molybdenum Property Photo                                            5

5. Venus Molybdenum Property Regional Geology Map                             6

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EXECUTIVE SUMMARY

1. The Venus Molybdenum Property is located approximately 35 kilometres north of Vancouver BC, and about 2 kilometres north of the community of Britannia Beach, BC. The property is crossed by Highway 99, "The Sea to Sky Highway" and the CN Railroad.

2. The Venus Molybdenum Property comprises one mineral claim totaling 62.12 hectares in area. The Venus molybdenum occurrence was discovered in the late 1960's and developed by a company known as Squamish Silica and Stone Co. Ltd. The occurrence is located about 250 metres northwest of Highway 99.

3. Chalcopyrite and molybdenite are reported to occur as fracture fillings in quartz porphyry. In 1969, two pits were dug in overburden, and two trenches totaling about 10 metres in length were cut into bedrock. The location of these workings is presently unknown. Several recent traverses on the claim have located a pyritic and gossanous area crossing Highway 99, and confirmed the extensive nature of the quartz porphyry intrusive.

4. A proposed work program includes prospecting, geological mapping and rock sampling of any mineralized surface showings, construction of a control grid, geochemical soil sampling, and geophysical surveys. Based on a compilation of these results, a diamond drill program would be designed to explore and define the potential resources. The anticipated costs of this development are presented in three results-contingent stages.

                                       3
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1.0 INTRODUCTION

1.1  TERMS OF REFERENCE

This summary report is a compilation of geological data currently available regarding the Venus Molybdenum Property located near Britannia Beach, BC. Historical information from Laird Exploration Ltd. files, the BC Department of Mines, the Geological Survey of Canada and other sources has been reviewed and used where pertinent.




                 [MAP OF VENUS MOLYBDENUM PROPERTY BC LOCATION]




                                       4
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              [MAP OF VENUS MOLYBDENUM PROPERTY REGIONAL LOCATION]



1.2 LOCATION AND ACCESS

The Venus Molybdenum Property is located approximately 35 kilometres north of Vancouver BC, and about 2 kilometres north of the community of Britannia Beach, BC. The property is crossed by Highway 99, "The Sea to Sky Highway" and the CN Railroad. Access on the property is on foot from the highway following several trails and old logging roads.

                                       5
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                       [MAP OF VENUS MOLYBDENUM PROPERTY]



1.3 TOPOGRAPHY, CLIMATE, VEGETATION

The Venus Molybdenum Property covers a mineralized area occurring at about 125 metres elevation. Large areas of the claims are underlain by outcropping bedrock in a "cliff and bench" topography derived from the joint structure in the granitic rocks. Pine, fir, hemlock, cedar, spruce, alder and maple trees, huckleberry bushes and moss are the prevailing vegetation found. Black bear, mountain goat, cougar, deer, wolf and a variety of rodents are found in the vicinity. The climate is generally moderate and wet, with the bulk of the moisture falling as rain from March to November and as occasional snowfall in the winter months.

Murrin Park covers Browning Lake, a popular swimming and fishing spot located beside Highway 99. Rock climbing is also a popular local recreation.

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                       [MAP OF VENUS MOLYBDENUM PROPERTY]



1.4 PROPERTY STATUS

The Venus Molybdenum Property comprises one mineral claim totaling 62.12 hectares. The part of the claim underlain by Murrin Park is not available for development.

1.5 PREVIOUS WORK

The Venus Molybdenum Property was discovered in the late 1960's. In 1969, a company known as Squamish Silica and Stone Co. Ltd. explored the Venus molybdenum occurrence, said to be located about 250 metres northwest of Highway
99. Chalcopyrite and molybdenite were reported to occur as fracture fillings in quartz porphyry. Two pits were dug in overburden, and two trenches totaling about 10 metres in length were cut into bedrock. The location of these workings is presently unknown. Several recent traverses on the claim have located a pyritic and gossanous area crossing Highway 99, and confirmed the extensive nature of the quartz porphyry intrusive.

                                       7
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           [MAP OF REGIONAL GEOLOGY OF THE VENUS MOLYBDENUM PROPERTY]





                                       8
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2.0 GEOLOGICAL OVERVIEW

The Venus Molybdenum Property hosts molybdenum and copper mineralization within a quartz porphyry granitic intrusive. This "porphyry copper-moly" type of deposit can be very large and economically significant. A nearby example would be the Gambier Island porphyry copper-moly deposit located about 20 km. to the south, with a developed resource exceeding 100 million tonnes.

2.1 REGIONAL GEOLOGY

The general upper Howe Sound area is underlain by northwest-trending belts of Lower Cretaceous (~100 my) Gambier Group marine volcanic and sedimentary rocks, intruded by various plutons and dike swarm complexes of dioritic to granodioritic composition. Typical suites of mineralization occur with Gambier Group and intrusive rocks. Small outliers or vent complexes of the Late Tertiary to Recent Garabaldi Group volcanics occur north of the property at Watts Point and west of Squamish.

Within the Gambier Group rocks, syn-genetic volcanogenic mineralization has formed from "black smokers" on the sea floor, resulting in minor occurrences and rarely major orebodies containing copper, zinc, lead, gold and silver. The largest known group of deposits, the famed Britannia Mine, is located about 2 kilometres south of the Venus Molybdenum property. It produced in excess of 50 million tonnes of ore containing copper, zinc, lead, silver, gold and cadmium. The Britannia Mine has been closed since 1974, when it shut down due to low metal prices, but still has developed ore reserves in the deepest parts of the mine. The Britannia Concentrator Mill is now a National Heritage Site and houses the BC Museum of Mining.

The intrusive rocks belong to the Coast Plutonic Complex, a group of diverse intrusives of various ages and composition. In particular, the Lower Cretaceous Squamish Pluton is composed of granodiorite to quartz porphyry and occupies much of the upper part of Howe Sound, including the Venus Molybdenum property area. The "porphyry copper-moly" style of deposit has been found at several places within intrusive rocks of the Howe Sound area, such as the aforementioned Gambier Island deposit. The Britannia West deposit is located north of the property across Howe Sound, and contains copper, molybdenum, gold and silver values. On the Britannia West, a concentrating mill and tramline to several underground workings was built in the early 1900's, but the ore did not prove amenable to concentration using the technology available at the time.

                                       9
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2.2 PROPERTY GEOLOGY

The Venus Molybdenum Property is underlain by the Lower Cretaceous aged Squamish Pluton, varying from granodiorite to quartz porphyry in composition. Chalcopyrite and molybdenite fracture fillings are reported to occur in a series of quartz porphyry outcrops located about 250 metres northwest of Highway 99. Past exploration includes two pits dug in overburden, and two trenches totaling about 10 metres in length were cut into bedrock. The location of these workings is presently unknown. Several recent traverses on the claim have located a pyritic and gossanous area crossing Highway 99, and confirmed the extensive nature of the quartz porphyry intrusive.

                                       10
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3.0 CONCLUSIONS AND RECOMMENDATIONS

A proposed work program includes prospecting, geological mapping and rock sampling of any mineralized surface showings, construction of a control grid, geochemical soil sampling, and geophysical surveys. Based on a compilation of these results, a diamond drill program would be designed to explore and define the potential resources. The anticipated costs of this development are presented in three results-contingent stages.

PHASE 1 COST ESTIMATE

Reconnaissance geological mapping, prospecting and sampling.

Geologist - 5 days @ $450/day                                        $   2250.00
Consultant/Project Manager - 5 days @ $450/day                       $   2250.00
Sampler/Geological Assistant - 5 days @ $250/day                     $   1250.00
Truck rental - 300 km @ 0.75/km inclusive                            $    225.00
Soil samples - 100 @ $30.00 per sample                               $   3000.00
Per diem - 15 man-days @ $125.00/day                                 $   1875.00
Misc. sampling and field supplies                                    $    500.00
Report and reproduction costs                                        $   1000.00
                                                                     -----------
SUBTOTAL                                                             $ 12,350.00
                                                                     -----------

Management Fee @ 15%                                                 $   1852.50
Contingency @ 10%                                                    $   1235.00
                                                                     -----------

TOTAL                                                                $ 15,437.50
                                                                     ===========

GST@ 6%                                                              $    926.25
                                                                     -----------

NET TOTAL                                                            $ 16,363.75
                                                                     ===========

PHASE 2 COST ESTIMATE

Detailed geological mapping and rock sampling, grid construction,
Induced Polarization and Magnetometer surveys, establish drill and
rock trenching targets, four-man crew plus per diem, report.         $ 75,000.00

PHASE 3 COST ESTIMATE

1000 metres of diamond drilling @ 100.00 per metre, plus geological supervision, accommodation and supplies, transportation, assays,
report and other ancillary costs.                                    $150,000.00
                                                                     -----------

TOTAL                                                                $241,363.75
                                                                     ===========

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4.0 REFERENCES

BC Ministry of Mines Report "Geology, Exploration and Mining in BC, 1969" page
194

                                       12
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5.0 STATEMENTS OF QUALIFICATIONS

I: Gregory R. Thomson, of Langley, B.C., do hereby certify:

That I am a Professional Geoscientist registered in the Province of British Columbia.

That I am a graduate Geologist from the University of British Columbia (1970) and have over 25 years of mineral exploration experience in the Province of British Columbia.

That the information contained in this report was based upon a review of previous reports and geological studies related to the Venus Molybdenum Property area, and of personal experience with local geology gained while employed as a consulting geologist in the Coastal region of BC.

I have read National Instrument 43-101, Form 43-101F1 and this report has been prepared in essential compliance with N1 43-101 and Form 43-101F1.

Dated at Vancouver, BC, November 30, 2006


/s/ Gregory R. Thomson
------------------------------
Gregory R. Thomson, P.Geo.

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